Remedent Announces Strategic Investment by IDG-Accel

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GHENT, BELGIUM -- (Marketwire) -- 02/13/12 -- Remedent, Inc. ("Remedent" or the "Company") (OTCBB: REMI), an international company specializing in research, development, and the manufacturing of oral care and cosmetic products, announced today the closing of a strategic financing with IDG-Accel China Growth Fund III L.P. ("IDG-Accel Fund"), IDG-Accel China III Investors L.P. ("IDG-Accel Investors Fund"), Crown Link Group Limited ("Crown Link") (IDG-Accel Fund, IDG-Accel Investors Fund and Crown Link collectively referred to as the "IDG-Accel Investors") and GlamSmile Dental Technologies Ltd. ("GlamSmile Asia"), an entity in which Remedent owns approximately 29%. On February 10, 2012 the IDG-Accel Investors acquired a 31.4% equity stake in GlamSmile Asia for $7 million in cash. As a result of the strategic investment, Remedent owns 29.4% of GlamSmile Asia while IDG-Accel Investors and Gallant Network Limited ("Gallant"), a BVI-based entity owned and controlled by GlamSmile's CEO David Lok, own 31.4% and 39.2%, respectively. Both GlamSmile Asia and Remedent plan to use the proceeds from the financing to open new GlamSmile dental clinics in China and to invest in new cutting edge dental technologies repectively.

The details of the transaction are as follows:

1. IDG-Accel Investors acquired 11.4% ownership interest of GlamSmile Asia from Remedent for $2,000,000.
2. IDG-Accel Investors directly acquired 20% ownership interest of GlamSmile Asia for $5,000,000.
3. Mr. Hugo Shong, the Founding Partner of IDG Capital Partners, was appointed to the board of directors of GlamSmile Asia to serve on the board with Mr. Guy De Vreese and Mr. David Lok

IDG-Accel Fund, a prominent private equity investment firm managed by IDG Capital Partners, is a joint venture between media giant International Data Group and venture capital firm Accel Partners. IDG, a media firm that has invested in China since the early 1990s, has benefited from its early presence in China. And Accel, the first venture firm to invest serious capital into Facebook, brings its Silicon Valley expertise to the table. Since 1992, IDG Capital Partners has invested in over 200 emerging growth companies such as Baidu, Sohu, Soufun, Ctrip, and Kanghui. GlamSmile Asia believes that IDG's involvement will provide its expertise and relationships to help GlamSmile Asia improve operational efficiencies, find strategic partners, accelerate growth in Asia, and overcome regulatory hurdles.

GlamSmile Asia intends to use the proceeds from this investment to open several directly owned clinics in China, and Remedent plans to launch it ex-China GlamSmile franchise clinic expansion, and develop new dental technologies.

"We could not be happier with our strategic relationship with IDG," said Mr. Guy De Vreese, Chairman and CEO of Remedent. "An investment from a trusted and experienced investor like IDG significantly enhances our profile and resources in China and validates the significant value in both GlamSmile Asia and Remedent branded technologies. We look forward to working with Mr. Shong, founding partner of IDG, and his talented team to further expand our dental business in China."

About Remedent

Remedent, Inc. specializes in the research, development and manufacturing and the marketing of oral care and cosmetic dental products. The Company serves the professional dental industry with breakthrough technology for dental veneers. These products are supported by a line of professional veneer whitening and tooth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 55 countries in the worldwide. For more information, go to www.remedent.com.

About IDG

IDG-Accel Fund is a private equity investment fund formed in limited partnership in the Cayman Islands. The Fund focuses on investment in various sectors, such as TMT, medicare, consumer, energy, and others. The Fund is managed by IDG Capital Partners, a leading investment management team in China with over 18-years of investment experience and industry knowledge, who was among the first to introduce foreign venture capital investment into China in early 1990s and has since then invested in around 200 successful portfolios, such as Baidu, Sohu, Tencent, Soufun, Ctrip, Home Inns, Hanting, Kanghui and etc. Over 60 of its portfolios have successfully completed IPO or M&A.

About MZ Group

MZ Group (www.mz-ir.com) is a wholly owned subsidiary of @titude Global (www.attitude-global.com) in North America. MZ Group is the world's largest independent global investor relations and corporate communications firm, providing innovative, customized services to domestic and multinational companies through a unique, fully integrated "one-stop-shop" business model. With offices in New York, Chicago, San Diego, São Paulo, Beijing, Shanghai, Hong Kong and Taipei, MZ Group has 300+ professionals serving more than 530 clients located throughout 10 countries.

Forward-Looking Statements

Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," "projects," "project," to be uncertain and forward-looking. Actual results could differ materially because of factors such as Remedent's ability to achieve the synergies and value creation contemplated by the recent financing and proposed business plans. For further information regarding risks and uncertainties associated with Remedent's business, please refer to the risk factors described in Remedent's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. We undertake no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

For more information, please contact:

Company
Remedent, Inc.
Stephen Ross
CFO
Phone: +1-310-922-5685
E-mail: docktor99@aol.com

Investor Relations

MZ Group
Scott Powell
Senior Vice President
Phone: +1-212-301-7130
E-mail: scott.powell@hcinternational.net